Exhibit 99.1

STONE ENERGY CORPORATION

Announces Cardona South Drilling Success

LAFAYETTE, LA. April 28, 2014

Stone Energy Corporation (NYSE: SGY) today announced success on the deep water Cardona South well at Mississippi Canyon 29. Stone operates and owns a 65% working interest in the well.

The Cardona South well (MC 29 #5 well) encountered over 275 feet of net oil pay in three separate sections of the well. The Cardona South success extends the productive zone of the Mississippi Canyon 29 TB-9 well to the adjacent fault block to the south and sets up a potential second and third well in the fault block. Plans are to flow the Cardona South well (and the previously announced Cardona discovery) to the Stone owned and operated Pompano platform with first production expected in early 2015.

Chairman, President and Chief Executive Officer David H. Welch stated, “The success of the Cardona South well and the previously announced Cardona well allows us to move forward with our accelerated development program. We expect to begin production early in 2015, less than one year after spudding the first Cardona well, and we expect volumes from these two wells to more than double our deep water oil production. These two successful wells, combined with the Amethyst and Tomcat discoveries in February, have provided a great start to our 2014 exploration and development drilling program.”

Production casing has been set and cemented in the Cardona South well and the subsea tree equipment will be put in place. The rig will then move back to the original Cardona well (MC 29 #4 well) to commence completion operations before returning to complete the Cardona South well. Separately, the original Cardona well was previously estimated to have approximately 84 feet of net oil pay. After further evaluation, the estimated net oil pay for this well is now approximately 96 feet.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.